           As filed with the Securities and Exchange Commission on June 21, 2001
                                                       Registration No. 333-____
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM S-8
                       REGISTRATION STATEMENT UNDER THE
                            SECURITIES ACT OF 1933
                                _______________

                             WELLS FARGO & COMPANY
              (Exact name of registrant as specified in charter)


          Delaware                                         41-0449260
(State or other jurisdiction of                          (IRS Employer
incorporation or organization)                      Identification Number)


                             420 Montgomery Street
                        San Francisco, California 94163
                                (800) 411-4932
                   (Address of principal executive offices)

                                _______________

                       Wells Fargo & Company 401(k) Plan
                            (Full title of the plan)

                                _______________

                               Stanley S. Stroup
                  Executive Vice President and General Counsel
                             Wells Fargo & Company
                             420 Montgomery Street
                        San Francisco, California 94163
                                 (415) 396-6019
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)


                                   Copies to:

                                Robert J. Kaukol
                             Wells Fargo & Company
                                 1740 Broadway
                             Denver, Colorado 80274
                                 (303) 863-2731

                                _______________


                        CALCULATION OF REGISTRATION FEE

Title Of Each Class of           Amount To Be          Proposed         Proposed         Amount Of
     Securities                   Registered           Maximum          Maximum         Registration
  To Be Registered                                  Offering Price     Aggregate            Fee
                                                       Per Unit         Offering
                                                                         Price
Common Stock, $1-2/3              20,000,000           $43.07(2)    $861,400,000.00      $215,350.00
par value (1)


(1) Each share of common stock includes one preferred stock purchase right. Pursuant to Rule 416, this registration statement also covers an indeterminate
amount of interests to be offered pursuant to the Plan.   Also pursuant to Rule
416, this registration statement covers additional securities that may be issued as a result of stock splits, stock dividends or similar transactions.

(2) Determined in accordance with Rule 457(h) based on the average of the high and low sales prices of Wells Fargo common stock for June 18, 2001, as reported on the New York Stock Exchange.

                                _______________

  This registration statement shall become effective immediately upon filing with the Securities and Exchange Commission in accordance with Section 8(a) of the Securities Act of 1933 and Rule 462 thereunder.

--------------------------------------------------------------------------------

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The following documents filed by Wells Fargo & Company ("Wells Fargo") with the Securities and Exchange Commission (the "Commission") (File No. 001-02979) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference. Documents filed before November 3, 1998 were filed under the name Norwest Corporation.

     -- Annual Report on Form 10-K for the year ended December 31, 2000, including information specifically incorporated by reference into the Form 10-K from Wells Fargo's 2000 Annual Report to Stockholders and Wells Fargo's definitive Notice and Proxy Statement for Wells Fargo's 2001 Annual Meeting of Stockholders;

     -- Annual Report on Form 11-K for the year ended December 31, 1999 for the Wells Fargo & Company 401(k) Plan;

     -- Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

     -- Current Reports on Form 8-K filed January 16, 2001, April 17, 2001 and June 7, 2001;

     -- The description of Wells Fargo's common stock contained in Wells Fargo's Current Report on Form 8-K filed October 14, 1997, including any amendment or report filed to update such description;

     -- The description of Wells Fargo's preferred stock purchase rights contained in Wells Fargo's Registration Statement on Form 8-A dated October 21, 1998, including any amendment or report filed to update such description; and

     -- All documents filed by Wells Fargo with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, including documents filed on behalf of the Plan, subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of such filing.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4.  Description of Securities.

             Not applicable.

Item 5.  Interests of Named Experts and Counsel.

             Not applicable.

Item 6.  Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers of a Delaware corporation under certain circumstances against expenses, judgments and the like in connection with action, suit or proceeding. Article Fourteenth of the Restated Certificate of Incorporation of Wells Fargo. Wells Fargo also maintains insurance coverage relating to certain liabilities of directors and officers.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

         See Exhibit Index.

     Wells Fargo will submit or has submitted the Plan and any amendment thereto to the Internal Revenue Service ("IRS") in a timely manner, and has made or will make all changes required by the IRS in order to qualify the Plan.

Item 9.  Undertakings.

  (a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ((S)230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 of section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Francisco, state of California, on June 20, 2001.

                                          WELLS FARGO & COMPANY

                                          By: /s/ Richard M. Kovacevich
                                                  Richard M. Kovacevich
                                                  Chairman, President and Chief
                                                  Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on June 20, 2001 by the following persons in the capacities indicated:


     /s/  Richard M. Kovacevich             Chairman, President and Chief
          Richard M. Kovacevich             Executive Officer
                                            (Principal Executive Officer)

     /s/  Ross J. Kari                      Executive Vice President
          Ross J. Kari                      and Chief Financial Officer
                                            (Principal Financial Officer)

     /s/  Les L. Quock                      Senior Vice President and Controller
          Les L. Quock                      (Principal Accounting Officer)

LES BILLER              CYNTHIA H. MILLIGAN
J.A. BLANCHARD III      BENJAMIN F. MONTOYA
MICHAEL R. BOWLIN       PHILIP J. QUIGLEY
DAVID A. CHRISTENSEN    DONALD B. RICE                 A majority of the
ROBERT L. JOSS          JUDITH M. RUNSTAD              Board of Directors*
REATHA CLARK KING       SUSAN G. SWENSON
RICHARD D. McCORMICK    MICHAEL W. WRIGHT

_______________
*Richard M. Kovacevich, by signing his name hereto, does hereby sign this document on behalf of each of the directors named above pursuant to powers of attorney duly executed by such persons.

                                        /s/ Richard M. Kovacevich
                                            Richard M. Kovacevich
                                            Attorney-in-Fact

     The Plan. Pursuant to the requirements of the Securities Act of 1933, the administrator of the Wells Fargo & Company 401(k) Plan has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto authorized in the city of San Francisco, state of California, on June 20, 2001.

                                    WELLS FARGO & COMPANY, as plan administrator

                                    By  /s/ Richard M. Kovacevich
                                            Richard M. Kovacevich
                                            Chairman, President and Chief
                                            Executive Officer

                               INDEX TO EXHIBITS

Number                          Description

 5.1      Opinion of Stanley S. Stroup.

 23.1     Consent of Stanley S. Stroup (included in Exhibit 5.1).

 23.2     Consent of KPMG LLP.

 24.1     Powers of Attorney.